Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SPS Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-192392, 333-182097and 333-174026) and on Form S-8 (Nos. 333-201673, 333-193544, 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314) of SPS Commerce, Inc. of our report dated February 20, 2015, with respect to the consolidated balance sheets of SPS Commerce, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of SPS Commerce, Inc.

Our report dated February 20, 2015 on internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, Leadtec’s internal control over financial reporting associated with approximately two percent of total assets and one percent of revenues in the consolidated financial statements of SPS Commerce, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of SPS Commerce, Inc. also excluded an evaluation of the internal control over financial reporting of Leadtec.

/s/ KPMG LLP

Minneapolis, Minnesota

February 20, 2015